Exhibit 5.1

                               September 27, 1996

Medical Resources, Inc.
155 State Street
Hackensack, New Jersey 07601

Gentlemen:

     You have requested our opinion as counsel for Medical Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the public offering by the Company of 4,600,000 shares of the Company's common stock.

     We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on or about September 27, 1996 (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the By-Laws, the minute books and other agreements of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that the when the Shares have been issued, delivered and paid for as contemplated in the Prospectus forming a part of the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     WERBEL & CARNELUTTI

                                                     By: /s/ WERBEL & CARNELUTTI